Exhibit 10.39

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made as of April 18, 2014 (the “Agreement Date”) by and between AIRPATROL CORPORATION (the “Company”), and the undersigned individual (“Executive”), with reference to the following facts:

A.            The Company is a developer of platforms and tools for location-based mobile software applications.

B.            Executive has extensive experience in the software field, and is presently employed by the Company.

C.            The Company expects to complete a merger (“Merger”) with Sysorex Global Holdings Corp. (“Parent”) whereby the Company will become a wholly-owned subsidiary (the date of closing of the Merger shall be referred to as the “Effective Date”).

D.           The Company desires to memorialize its employment relationship with Executive by entering into this Agreement, which shall become effective as of the Effective Date.

NOW, THEREFORE, the parties agree as follows:

1.             Employment. The Company and Executive hereby agree that the employment relationship between the parties shall be on the terms and conditions set forth in this Agreement.

2.             Duties. Subject to the terms and provisions of this Agreement, Executive is employed by the Company as Chief Marketing Officer (“CMO”) of the Company. Executive shall have full responsibility and authority for such duties as customarily are associated with service as CMO of the Company at the direction of the Board of Directors of the Company, which shall at all times consist of executive officers of Parent (the “Board”). Executive shall faithfully and diligently perform, on a full time basis, such duties assigned to Executive and shall report directly to the Board.

3.             Scope of Services. Executive shall devote substantially all of his business time, attention, energies, skills, learning and efforts to the Company’s business.

4.            Term. Subject to prior termination of this Agreement as hereinafter provided, the term of this Agreement shall continue until and unless terminated as provided in this Agreement.

5.             Compensation.

5.1           Salary. Executive’s annual compensation (“Base Compensation”) under this Agreement shall be USD $180,000 per year, prorated for any partial year. The Base Compensation shall be payable semi-monthly in arrears in accordance with the ordinary payroll procedures of the Company. Any increases in Base Compensation shall be in the sole and absolute discretion of the Board.

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5.2          Annual Bonus. Executive will be eligible to participate in the Company’s bonus programs, applicable to Executive’s position, which are based on Company and individual performance. Bonuses will generally be paid annually after the end of the fiscal period to which they relate (and will in any event be paid within two and a half months after the end of the calendar year in which such bonus was earned). Executive’s annual bonus target will be equal to USD $30,000, and Executive will earn that bonus (less all applicable deductions and withholdings) based on the achievement of Company and individual performance goals and objectives that are mutually agreed upon by Executive and the Board on or before March 31 of each calendar year.

5.3           Participation in Plans. Executive shall be eligible to participate in equity incentive plans established by Company or Parent for all of its executive employees.

5.4          Expenses. The Company shall reimburse Executive for:

(a)          all reasonable business, entertainment and travel expenses actually incurred or paid by Executive in the performance of his services on behalf of the Company, in accordance with the Company’s expense reimbursement policy as from time to time in effect;

(b)         reasonable moving expenses if the Company requires the Executive to relocate, and as a result Executive must change his place of residence to a place more than 50 miles away from his current place of residence (which expenses shall be appropriately documented by Executive); and

(c)          if the Company requires the Executive to relocate (in excess of 50 miles), and after relocation the Executive is terminated without Cause pursuant to Section 7.1(b) and chooses to return to his original place of residence that he occupied immediately prior to the originally required relocation, reasonable moving expenses incurred by Executive (which expenses shall be appropriately documented by Executive).

All reimbursements of costs and expenses provided for herein shall be made promptly following presentment by Executive of reasonable documentation therefor, and in any event no later than March 15th of the calendar year next following the calendar year in which the costs and expenses to be reimbursed are incurred.

5.5           Options. Executive acknowledges that the options to purchase shares of the Company’s common stock issued to Executive as described on Schedule A shall be cancelled on the Effective Date. On the Effective Date, the Executive shall be eligible to participate in the Parent’s 2011 Equity Incentive Plan, and receive option grant(s) thereunder for the purchase common stock of Parent (“Options” or “Option”) at the discretion of the Parent’s Board of Directors. Notwithstanding the foregoing, within ten (10) business days following the Effective Date (if it occurs), Parent shall grant to Executive an initial Option to purchase the number of shares of Company common stock as set forth on Schedule A at an exercise price per share equal to the fair market value per share at the time of grant. Options granted to the Executive shall be controlled by the terms and conditions set forth in a Notice of Grant and Stock Option Agreement approved by the Parent’s Board of Directors (“Option Agreement”), which are attached hereto as Exhibit A.

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6.            Other Rights and Benefits. Executive shall receive paid vacation time or paid time off per year per AirPatrol’s current vacation plan, as well as such other rights and benefits, life insurance, sick pay and retirement plan participation, as are consistent with similarly situated employees of the Company.

7.            Termination. Executive’s employment may be terminated as follows:

7.1           Termination by the Company or Executive. Either party may voluntarily terminate this Agreement with thirty (30) days prior written notice.

7.2           Termination for Death. Executive’s employment shall terminate immediately upon Executive’s death.

7.3          Termination Upon Disability. Executive’s employment shall terminate if Executive should become totally and permanently disabled. For purposes of this Agreement, Executive shall be considered “totally and permanently disabled” if Executive is treated as permanently “disabled” under any permanent disability insurance policy maintained by the Company and is entitled to full benefits payable under such policy upon a total and permanent disability. In the event any such policy is either not in force or the benefits are not available under such policy, then “total and permanent disability” shall mean the inability of Executive, as a result of substance abuse, any mental, nervous or psychiatric disorder, or physical condition, injury or illness to perform substantially all of his current duties on a full-time basis for a period of six (6) consecutive months, as determined by a licensed physician selected by the Board.

7.4          Termination by Company for “Cause.” The Company may terminate this Agreement for “Cause” upon three days’ written notice so long as the Company has given Executive written notice describing the Cause and Executive has not cured such Cause within a reasonable time, but no less than 30 days. For purposes of this Agreement, “Cause” shall mean the existence or occurrence of any of the following:

(a)          Executive’s conviction for or pleading of nolo contendre to any felony involving the Company or involving moral turpitude.

(b)          Executive’s misappropriation of material Company assets.

(c)          Executive’s willful violation of a Company lawful policy or a lawful directive of the Board previously delivered to him in writing.

(d)          Executive’s material breach of his obligations set forth in Sections 11, 12, or 13 below.

(e)          Any willful neglect or material breach of duty by Executive under this Agreement, or any material failure by Executive to perform duties as an officer of the Company or under this Agreement, including the duties set forth in Section 2.

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7.5          Termination by Executive with “Good Reason.” Executive may terminate this Agreement with “Good Reason” within 90 days following the occurrence of any of the following events without Executive’s prior written consent:

(a)          a material reduction in Executive’s responsibilities, duties and/or authority, including, without limitation, his ceasing to be the Chief Executive Officer of the Company or his ceasing to report to the Board (provided, however, that any such reduction or cessation will not constitute “Good Reason” in the context of a Change in Control if the Company’s business within the acquiring entity is run as an independent or separate operating unit or subsidiary, Executive’s responsibilities, duties and/or authority with respect to the Company’s business within such operating unit or subsidiary do not materially change from those held by Executive prior to the Change in Control and Executive reports to a senior level executive of the acquiring entity);

(b)          a reduction in Executive’s level of cash compensation (including Base Compensation and target bonus) by more than fifteen percent (15%);

(c)          a relocation of the Company’s principal office in which Executive works by more than fifty (50) miles from the Executive’s insert initial place of work that increases Executive’s commute time from his principal residence; or

(d)          a material breach by the Company of this Agreement;

provided that, in any such case, both (x) Executive provides written notice to the Board of the condition claimed to constitute grounds for Good Reason within sixty (60) days of the initial existence of such condition and (y) the Company fails to remedy such condition within thirty (30) days of receiving such notice

7.6          Payment of Accrued Obligations. If the Executive’s employment terminates for any reason, Executive shall receive from the Company (a) any earned but unpaid Base Compensation through the date of termination and any earned but unpaid annual bonus for any year prior to the year in which the date of termination occurs, (b) reimbursement for any unreimbursed expenses properly incurred in accordance with Section 5.4 through the date of termination, (c) payment for any accrued but unused vacation time through the date of termination and (d) such vested accrued benefits, and other benefits and/or payments, if any, as to which the Executive (and his eligible dependents) may be entitled under, and in accordance with the terms and conditions of, the employee benefit arrangements, plans and programs of the Company or Parent as of the date of termination (collectively, the “Accrued Obligations”).

8.             Severance. If either (a) Executive’s employment with the Company is terminated by the Company, Parent or any of their affiliates without “Cause”, (b) Executive’s employment with the Company is terminated by Executive with Good Reason, or (c) Executive’s employment is not assumed upon a Change in Control, Company then, in addition to the Company’s payment of the Accrued Obligations to Executive, the Company shall pay Executive, three (3) months of Executive’s Base Compensation less all appropriate federal and state income and employment taxes on the effective date of such termination or of such Change in Control. If the Executive’s employment is terminated by Executive (other than for Good Reason), is terminated by the Company for Cause, death or disability of Executive, Executive shall not be entitled to any severance pay or other benefits, except for the Accrued Obligations and as otherwise mandated by law.

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For purposes of this Agreement, a “Change in Control” means the occurrence of any of the following events:

(i)           The approval by the stockholders of Parent or the Company (as applicable, the “Subject Entity”) of any of the following (or the occurrence of any of the following if stockholder approval for such event is not required or otherwise obtained in the circumstances):

(A)        any consolidation, merger, plan of share exchange, or other reorganization involving the Subject Entity (each, a “Merger”), unless (1) as a result of such Merger at least fifty percent (50%) of the outstanding securities voting generally in the election of directors of the surviving or resulting entity or a parent thereof (the “Successor Entity”) immediately after the Merger are, or will be, owned, directly or indirectly, in substantially the same proportions, by stockholders of the Subject Entity immediately before the Merger, and (2) no Person (as defined below) beneficially owns, directly or indirectly, more than fifty percent (50%) of the outstanding shares of the combined voting power or the outstanding voting securities of the Successor Entity, and (3) more than fifty percent (50%) of the members of the board of directors of the Successor Entity were members of the board of directors of the Subject Entity at the time the Merger was approved by the Subject Entity;

(B)         any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Subject Entity; or

(C)         the adoption of any plan or proposal for the liquidation or dissolution of the Subject Entity (other than the liquidation or dissolution of the Company in connection with which the Parent employs Executive directly and assumes all of the obligations of the Company under this Agreement.

For purposes of this Agreement, the term “Person” shall mean and include any individual, corporation, partnership, group, association or other “person”, as such term is used in Section 14 (d) of the Exchange Act, other than the Company or any employee benefit plan(s) sponsored by the Company.

9.             Representations and Warranties. Executive hereby represents and warrants to Company that as of the date of execution of this Agreement: (i) this Agreement will not cause or require Executive to breach any obligation to, or agreement or confidence with, any other person; and (ii) Executive has not been induced to enter into this Agreement by any promise or representation other than as expressly set forth in this Agreement.

10.           Confidentiality. Executive hereby acknowledges that the Company has made and the Parent and Company will make available to Executive certain customer lists, product design information, performance standards and other confidential and/or proprietary information of the Parent and Company or licensed to the Parent and Company, including without limitation trade secrets, copyrighted materials and/or financial information of the Parent and/or Company (or any of its Affiliates), including without limitation, financial statements, reports and data (collectively, the “Confidential Material”); however, Confidential Material does not include any of the foregoing items which has become publicly known or made generally available through no wrongful act of Executive or of others who were under confidentiality obligations as to the item or items involved. Except as necessary or reasonably desirable to or in connection with Executive’s obligations under this Agreement, neither Executive nor any agent, employee, officer, or independent contractor of or retained by Executive shall make any disclosure of this Agreement, the terms of this Agreement, or any of the Confidential Material. Except as necessary or reasonably desirable to or in connection with Executive’s obligations under this Agreement, neither Executive nor any agent, employee, officer, or independent contractor of or retained by Executive shall make any duplication or other copy of any of the Confidential Material. Immediately upon request from the Parent, Executive shall return to the Parent all Confidential Material. Executive shall notify each person to whom any disclosure is made that such disclosure is made in confidence, that the Confidential Material shall be kept in confidence by such person. Nothing contained in this Section 11 shall be construed as preventing Executive from providing Confidential Material in compliance with a valid court order issued by a court of competent jurisdiction, providing Executive takes reasonable steps to prevent dissemination of such Confidential Material.

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11.           Proprietary Information. For purposes of this Agreement, “Proprietary Information” shall mean any information, observation, data, written material, record, document, software, firmware, invention, discovery, improvement, development, tool, machine, apparatus, appliance, design, promotional idea, customer list, practice, process, formula, method, technique, trade secret, product and/or research related to the actual or anticipated research, marketing strategies, pricing information, business records, development, products, organization, business or finances of the Parent or Company. Proprietary Information shall not include information in the public domain as of execution of this Agreement except through any act or omission of Executive. All right, title and interest of every kind and nature whatsoever in and to the Proprietary Information made, discussed, developed, secured, obtained or learned by Executive during the term of this Agreement shall be the sole and exclusive property of the Parent and Company, as applicable, for any purposes or uses whatsoever, and shall be disclosed promptly by Executive to the Parent and Company (as applicable). The covenants set forth in the preceding sentence shall apply regardless of whether any Proprietary Information is made, discovered, developed, secured, obtained or learned (a) solely or jointly with others, (b) during the usual hours of work or otherwise, (c) at the request and upon the suggestion of the Parent or Company or otherwise, or (d) with the Company’s materials, tools, instruments or on the Company’s premises or otherwise. All Proprietary Information developed, created, invented, devised, conceived or discovered by Executive that is subject to copyright protection is explicitly considered by Executive and the Company to be works made for hire to the extent permitted by law. Executive hereby forever fully releases and discharges the Parent, the Company, and their respective officers, directors and employees, from and against any and all claims, demands, damages, liabilities, costs and expenses of Executive arising out of, or relating to, Executive’s rights in any Proprietary Information. Executive shall (at the Company’s expense) execute any documents and take any action the Company may reasonably deem necessary or appropriate to effectuate the provisions of this Agreement, including without limitation assisting the Company in obtaining and/or maintaining patents, copyrights or similar rights to any Proprietary Information assigned to the Company, if the Company, in its sole discretion, reasonably requests such assistance. Executive shall comply with any reasonable rules established from time to time by the Parent and Company for the protection of the confidentiality of any Proprietary Information. Executive irrevocably appoints the President of the Company to act as Executive’s agent and attorney-in-fact to perform all acts necessary to obtain and/or maintain patents, copyrights and similar rights to any Proprietary Information assigned by Executive to the Company under this Agreement if (a) Executive refuses to perform those acts, or (b) is unavailable, within the meaning of any applicable laws. Executive acknowledges that the grant of the foregoing power of attorney is coupled with an interest and shall survive the death or disability of Executive. Executive shall promptly disclose to the Parent and Company, in confidence (a) all Proprietary Information that Executive creates during the term of this Agreement, and (b) all patent applications, copyright registrations or similar rights filed or applied for by Executive within six months after termination of this Agreement. Any application for a patent, copyright registration or similar right filed by Executive within six months after termination of this Agreement shall be presumed to relate to Proprietary Information created by Executive during the term of this Agreement, unless Executive can prove otherwise. Nothing contained in this Agreement shall be construed to preclude the Company from exercising all of its rights and privileges as sole and exclusive owner of all of the Proprietary Information owned by or assigned to the Company under this Agreement. The Company, in exercising such rights and privileges with respect to any particular item of Proprietary Information, may decide not to file any patent application or any copyright registration on such Proprietary Information, may decide to maintain such Proprietary Information as secret and confidential, or may decide to abandon such Proprietary Information or dedicate it to the public. Executive shall have no authority to exercise any rights or privileges with respect to the Proprietary Information owned by or assigned to the Company under this Agreement.

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Notwithstanding anything herein to the contrary, and in accordance with California Labor Code Section 2870, no assignment of rights hereunder shall apply to an invention that the Executive developed entirely on his own time without using the Company’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(a)           Relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or

(b)           Result from any work performed by the Executive for the Company.

12.           Business Opportunities. During the term of this Agreement, if Executive (or any agent, employee, officer or independent contractor of or retained by Executive) develops, creates, invests in, devises, conceives or discovers, any project, investment, venture, business or other opportunity (any of the preceding, an “Opportunity”) that is similar to, competitive with or related to the Company’s products, then Executive shall so notify the Company promptly in writing of such Opportunity and shall use Executive’s good-faith efforts to cause the Company to have the opportunity to invest in, participate in or otherwise become affiliated with such Opportunity.

13.           Miscellaneous.

13.1         Section Headings. The section headings or captions in this Agreement are for convenience of reference only and do not form a part hereof, and do not in any way modify, interpret or construe the intent of the parties or affect any of the provisions of this Agreement.

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13.2         Survival. The obligations and rights imposed upon the parties hereto by the provisions of this Agreement which relate to acts or events subsequent to the termination of this Agreement shall survive the termination of this Agreement and shall remain fully effective thereafter, including without limitation the obligations of Executive with to any Confidential Material under Section 11.

13.3         Arbitration.

(a)          Any claim, dispute or other controversy (a “Controversy”) relating to this Agreement shall be settled and resolved by binding arbitration in Santa Clara County, California before a single arbitrator under the Employment Rules of the American Arbitration Association (“AAA”) in effect at the time a demand for arbitration is made. If there is any conflict between the AAA rules and this arbitration clause, this arbitration clause will govern and determine the rights of the parties. The Parties to this Agreement (the “Parties”) shall be entitled to full discovery regarding the Controversy as permitted by the California Code of Civil Procedure. The arbitrator’s decision on the Controversy shall be a final and binding determination of the Controversy and shall be fully enforceable as an arbitration award in any court having jurisdiction and venue over the Parties. The arbitrator shall also award the prevailing Party any reasonable attorneys’ fees and reasonable expenses the prevailing Party incurs in connection with the arbitration, and the non-prevailing Party shall pay the arbitrator’s fees and expenses. The arbitrator shall determine who is the prevailing Party. Each Party also agrees to accept service of process for all arbitration proceedings in accordance with AAA’s rules.

(b)         The obligation to arbitrate shall not be binding upon either party with respect to requests for temporary restraining orders, preliminary injunctions or other procedures in a court of competent jurisdiction to obtain interim relief when deemed necessary by such court to preserve the status quo or prevent irreparable injury pending resolution by arbitration of the actual dispute between the Parties.

(c)         The provisions of this Section shall be construed as independent of any other covenant or provision of this Agreement; provided that, if a court of competent jurisdiction determines that any such provisions are unlawful in any way, such court shall modify or interpret such provisions to the minimum extent necessary to have them comply with the law.

(d)         This arbitration provision shall be deemed to be self-executing and shall remain in full force and effect after expiration or termination of this Agreement. In the event either party fails to appear at any properly noticed arbitration proceeding, an award may be entered against such party by default or otherwise notwithstanding said failure to appear.

13.4         Severability. Should any one or more of the provisions of this Agreement be determined to be illegal or unenforceable in any relevant jurisdiction, then such illegal or unenforceable provision shall be modified by the proper court, if possible, but only to the extent necessary to make such provision enforceable, and such modified provision and all other provisions of this Agreement shall be given effect separately from the provision or portion thereof determined to be illegal or unenforceable and shall not be affected thereby; provided that, any such modification shall apply only with respect to the operation of this Agreement in the particular jurisdiction in which such determination of illegality or unenforceability is made.

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13.5         Waiver. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of any such provision, nor prevent such party thereafter from enforcing such provision or any other provision of this Agreement. The rights granted both parties herein are cumulative and the election of one shall not constitute a waiver of such party’s right to assert all other legal remedies available under the circumstances.

13.6         Parties in Interest. Nothing in this Agreement, except as expressly set forth herein, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to this Agreement and the successors, assigns and affiliates of the Company, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of action over or against any party to this Agreement.

13.7         Assignment. The rights and obligations under this Agreement shall be binding upon, and inure to the benefit of, the heirs, executors, successors and assigns of Executive and the Company. Except as specifically provided in this Section 14, neither the Company nor Executive may assign this Agreement or delegate their respective responsibilities under this Agreement without the consent of the other party hereto. Upon any Change in Control, the successor entity to the Subject Entity shall assume all of the obligations of the Company under this Agreement. No assignment of this Agreement by the Company shall relieve the Company of, and the Company shall remain obligated to perform, its duties and obligations under this Agreement, including, without limitation, payment of the Base Compensation set forth in Section 5, above.

13.8         Attorneys’ Fees. In the event of any Controversy, suit, action or arbitration to enforce any of the terms or provisions of this Agreement, the prevailing party shall be entitled to its reasonable attorneys’ fees and costs. The foregoing entitlement shall also include attorneys’ fees and costs of the prevailing party on any appeal of a judgment and for any action to enforce a judgment.

13.9         Modification. This Agreement may be modified only by a contract in writing executed by the party(ies) to this Agreement against whom enforcement of such modification is sought.

13.10       Prior Understandings. This Agreement contains the entire agreement between the parties to this Agreement with respect to the subject matter of this Agreement, is intended as a final expression of such parties’ agreement with respect to such terms as are included in this Agreement, is intended as a complete and exclusive statement of the terms of such agreement, and supersedes all negotiations, stipulations, understandings, agreements, representations and warranties, if any, with respect to such subject matter, which precede or accompany the execution of this Agreement.

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13.11       Interpretation. Whenever the context so requires in this Agreement, all words used in the singular shall be construed to have been used in the plural (and vice versa), each gender shall be construed to include any other genders, and the word “person” shall be construed to include a natural person, a corporation, a firm, a partnership, a joint venture, a trust, an estate or any other entity.

13.12       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.13       Applicable Law. This Agreement and the rights and obligations of the parties hereunder shall be construed under, and governed by, the laws of the State of California without giving effect to conflict of laws provisions.

13.14       Drafting Ambiguities. Each party to this Agreement has reviewed and revised this Agreement. Each party to this Agreement has had the opportunity to have such party’s legal counsel review and revise this Agreement. The rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or of any amendments or exhibits to this Agreement.

13.15       Section 409A. It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the U.S. Internal Revenue Code (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”) so as not to subject Executive to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Executive. If Executive is a “specified employee” as of the date of Executive’s “separation from service” (as such terms are defined for purposes of Code Section 409A), Executive shall not be entitled to any payment pursuant to Section 8 hereof until the earlier of (i) the date which is six months after Executive’s separation from service for any reason other than death, or (ii) the date of Executive’s death, provided that this sentence shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A. Any amounts otherwise payable to Executive upon or in the six-month period following Executive’s separation from service that are not so paid by reason of the preceding sentence shall be paid as soon as practicable (and in all events within thirty days) after the date that is six months after Executive’s separation from service (or, if earlier, as soon as practicable, and in all events within thirty days, after the date of Executive’s death). To the extent that any reimbursements pursuant to Section 5.4 hereof are taxable to Executive, any reimbursement payment shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred. The reimbursements pursuant to such provision are not subject to liquidation or exchange for another benefit and the amount of such reimbursements that Executive receives in one taxable year shall not affect the amount of such benefits or reimbursements that Executive receives in any other taxable year.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

THE COMPANY:

AIRPATROL CORPORATION

By:	/s/ Cleve Adams
Name:	Cleve Adams
Title:	CEO

PARENT:

SYSOREX GLOBAL HOLDINGS CORP.

By:	/s/ Nadir Ali
Name:	Nadir Ali
Title:	CEO

EXECUTIVE:

/s/ Sage Osterfeld
Signature

Sage Osterfeld
Printed Name

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EXHIBIT A

2011 STOCK INCENTIVE PLAN

Employment Agreement – Sage Osterfeld